Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-135837


                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 13

                                       to

                         Prospectus dated August 4, 2006

                                       of

                              BIGSTRING CORPORATION

                        7,600,000 Shares of Common Stock

                  --------------------------------------------


This prospectus supplement supplements the prospectus dated August 4, 2006, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 7,600,000 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated August 4, 2006, and the prospectus supplement number 1 dated August 16, 2006, the prospectus supplement number 2 dated September 26, 2006, the prospectus supplement number 3 dated November 17, 2006, the prospectus supplement number 4 dated December 15, 2006, the prospectus supplement number 5 dated December 20, 2006, the prospectus supplement number 6 dated January 19, 2007, the prospectus supplement number 7 dated January 29, 2007, the prospectus supplement number 8 dated February 27, 2007, the prospectus supplement number 9 dated March 13, 2007, the prospectus supplement number 10 dated April 5, 2007, the prospectus supplement number 11 dated May 7, 2007 and the prospectus supplement number 12 dated May 17, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously amended and supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously amended and supplemented. The primary purpose of this prospectus supplement is to notify stockholders regarding the launch of BigString 3.0.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibit, which was filed with the Securities and Exchange Commission on June 20, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated August 4, 2006, as amended and supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is June 20, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                  June 18, 2007


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                       000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of          (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)


 3 Harding Road, Suite E, Red Bank, New Jersey                      07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840

              3 Harding Road, Suite F, Red Bank, New Jersey 07701
       -------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On June 18, 2007, BigString Corporation issued a press release announcing the launch of BigString 3.0. A copy of the press release is attached hereto as Exhibit 99.1.
          ------------

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)       Exhibits:

              Exhibit
              Number                Description
              ------                -----------

              99.1 Press Release Re: BigString Launches Version 3.0; Ends Email "Sender Regret" with Free Self-Destructing, Recallable Email.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 BIGSTRING CORPORATION
                                      -----------------------------------------
                                                     (Registrant)



                                      By:  /s/ Darin M. Myman
                                          -------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  June 20, 2007

                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

99.1 Press Release Re: BigString Launches Version 3.0; Ends Email "Sender Regret" with Free Self-Destructing, Recallable Email.

                                                                    EXHIBIT 99.1


         BIGSTRING LAUNCHES VERSION 3.0; ENDS EMAIL "SENDER REGRET" WITH
                     FREE SELF-DESTRUCTING, RECALLABLE EMAIL

Free Email Service Offers Users the Ability to Self-Destruct, Track, Recall, and Remotely Erase or Modify Emails

RED BANK, N.J., June 18, 2007 -- BigString Corporation (OTCBB: BSGC), a free email service that allows senders to recall, destroy or change emails, today announced the launch of BigString 3.0. BigString 3.0 is a patent-pending disruptive technology that will transform the way emails are sent and stored. Not only does it allow users to remotely erase or modify emails sent to any recipient, but it also provides users with four Gigabytes of storage -- two Gigs of email and two Gigs of file storage -- and the new option to make emails non-forwardable.

BigString 3.0 users will have total control over all of their emails ending "sender regret," even after an email is sitting a recipient's inbox. "Sender regret" is the sensation one has after they realize they sent an email in error or with an error that will cause the sender either professional or personal regret. With 3.0, users can choose if they will allow their emails to be forwarded to anyone other than the intended recipient and if they can be printed, regardless of whether an email is sent through the BigString.com website or an email client. New tracking tools enable the sender to know when and how many times their email has been opened and if it has been forwarded. This free email service is available at www.BigString.com.

"With BigString 3.0, everyone from executives to job seekers to college students to online daters will have the luxury of being able to correct and retract emails that may have typos or other errors, or were sent in anger, haste or an altered state -- something that has happened to most email users," said Darin Myman, President and CEO of BigString. "Our service gives the sender total control, so they do not have to worry that their personal videos, photos or messages are being indiscriminately bounced around cyberspace, ending up on Web sites for the whole world to see."

BIGSTRING 3.0 FEATURES
----------------------

BigString 3.0 includes the following features:

Non-Forwardable/IP Locking - Senders have the option of specifying that their email is not to be forwarded to anyone other than the intended recipients.

Storage - Two GB of storage on Free Email and Two GB file center storage.

Video Emails - The ability to send free embedded video emails up to 10 minutes in length, a feature not available with most other free email services.

Non-Printable/savable emails - Allows a user to send emails that will be non-printable and/or non-savable, thereby eliminating concerns that the email will be used without the senders' knowledge.

Advanced Email Tracking - Tracking software that will tell you when an email has been opened, how many times it has been opened and if it has been forwarded.

Recallable/erasable email - "Pull an email back" out of a recipient's inbox that has mistakes or was sent to the wrong recipient. A user can also select an email to be erased from a recipient's inbox after a predetermined number of openings. This feature is especially useful for emails that have time-sensitive price quotes, business offers or dated legal material.

Edit Sent Mail - Correct typos and errors or add forgotten attachments after an email has left a user's outbox or update an email that already has been opened in the recipient's inbox.

Self-Destructing/"Mission Impossible" Style Email - Just like in "Mission Impossible", users can send an email that will self-destruct after a set number of seconds or minutes after it was opened.

Masquerading - A user can make BigString emails appear as if it is coming from one of the user's other email accounts.

BigString 3.0 also includes traditional email features, such as: Sticky Notes, Automatic Message Highlighting, Calendar, Advanced Message Sorting and Advanced Spam and Virus Filtering.

For a low monthly fee, BigString offers users the ability to increase their Video Email capabilities and storage capacity. Small businesses can set up their own email system (10 email accounts and up) using the BigString email service and, for a low monthly fee, add video email marketing tools.

About BigString
---------------

BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming.

Forward Looking Statements
--------------------------

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

Contact:
Robert Zimmerman
Middleberg Communications
(646) 237-0579
rzimmerman@middlebergcommunications.com